Exhibit 99.1



MEADE INSTRUMENTS CORPORATION
6001 OAK CANYON, IRVINE, CALIFORNIA 92618-5200  U.S.A.
(949) 451-1450  |X|  FAX: (949) 451-1460  |X|  WWW.MEADE.COM

Brent W. Christensen, CFO                        Philip Bourdillon/Eugene Heller
Meade Instruments Corp.                          Silverman Heller Associates
(949) 451-1450                                   (310) 208-2550

           MEADE INSTRUMENTS CORP. REPORTS HIGHER NET SALES AND INCOME
                          FOR THIRD-QUARTER FISCAL 2004


IRVINE, CALIF. - DECEMBER 18, 2003 - MEADE INSTRUMENTS CORP. (NASDAQ NM: MEAD) today reported results for the third quarter of fiscal year 2004, ended November 30, 2003. The Company's fiscal year 2004 ends on February 29, 2004.

Net sales for the three months ended November 30, 2003 were $54.4 million versus $44.5 million in the comparable period a year ago, an increase of 22.3%. Excluding non-cash charges for the Company's ESOP, net income for the three months ended November 30, 2003 was $3.6 million, or $0.19 per diluted share, compared to ESOP-adjusted net income of $3.1 million, or $0.18 per diluted share, for the comparable period a year ago. Including ESOP charges, third-quarter 2004 net income was $3.4 million, or $0.17 per diluted share, compared to $2.9 million, or $0.17 per diluted share, in the comparable period a year ago. Included in net sales for the quarters ended November 30, 2003 and 2002 were approximately $9.7 million and $3.4 million, respectively, attributable to the Company's Simmons Outdoor Corp. subsidiary ("Simmons"). The acquisition of Simmons closed on October 25, 2002.

Steven G. Murdock, president and CEO of Meade, said: "The third quarter was solidly profitable for us again this year. With the Simmons acquisition now just over a year old, we are very pleased with the integration efforts and results thus far. Our European operations have also met -- and in many respects exceeded -- our expectations so far this year.

"Gross margins were 30.4% of net sales compared to 33.6% in the prior year," said Murdock. "We continue to experience competitive pricing pressures across our product lines. Margins were also negatively affected during the quarter due to increased sales of lower margin products."

Murdock also noted that at quarter-end consolidated accounts receivable, inventories and revolving bank debt were approximately $50 million, $47 million and $31 million, respectively.

Reiterating its guidance for the year, the Company said it expects consolidated net sales for the year ending February 29, 2004 to be between $130 million and $140 million, and earnings per diluted share, excluding ESOP charges, to be between $0.13 and $0.23. For the fiscal year ended February 28, 2003, Meade reported net sales of $110.8 million and net income per share, excluding ESOP charges, of $0.10.


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Net sales for the nine months ended November 30, 2003 were $107.2 million versus
$88.6 million in the comparable period a year ago, an increase of 21.0%. Excluding non-cash charges for the Company's ESOP, net income for the nine months ended November 30, 2003 was $3.1 million, or $0.16 per diluted share, compared to ESOP-adjusted net income of $3.0 million, or $0.19 per diluted share, for the comparable period a year ago. Including ESOP charges, net income for the nine months ended November 30, 2003 was $2.7 million, or $0.14 per diluted share, compared to net income of $2.5 million, or $0.16 per diluted share, in the comparable period a year ago. Included in net sales for the nine months ended November 30, 2003 and 2002 were approximately $26.0 million and $3.4 million, respectively, attributable to the Company's Simmons subsidiary.

The Company will host a teleconference with investment professionals at 7:30 a.m. PST (10:30 a.m. EST) on December 18, 2003. A live Webcast of the teleconference will be available at www.meade.com under the "Investor Relations" link, where it will be archived for the next 30 days. A telephonic replay will be available for 48 hours, beginning at 10:30 a.m. PST (1:30 p.m. EST) on December 18; it may be accessed by calling 800-642-1687 or 706-645-9291 and providing reservation number 4425671.

Meade is a leading designer and manufacturer of optical products including telescopes and accessories for the beginning to serious amateur astronomer. Meade offers a complete line of binoculars that address the needs of everyone from the casual observer to the serious sporting or birding observer, as well as a complete line of rifle scopes under the Simmons(R), Weaver(R) and Redfield(R) brand names. The Company distributes its products worldwide through a network of specialty retailers, mass merchandisers and domestic and foreign distributors. Additional information on Meade is available at www.meade.com.

"Safe-Harbor" Statement under the Private Securities Litigation Reform Act of 1995: This news release contains comments and forward-looking statements based on current plans, expectations, events, and financial and industry trends that may affect the Company's future operating results and financial position expectations, including net sales and ESOP-adjusted net income per diluted share for fiscal 2004. Such statements involve risks and uncertainties which cannot be predicted or quantified and which may cause future activities and results of operations to differ materially from those discussed above. Such risks and uncertainties include, without limitation: any significant decline in general economic conditions or uncertainties affecting consumer spending; any general decline in demand for the Company's products; any loss of, or failure to replace, any significant portion of the sales made to any significant customer of the Company; the occurrence of unanticipated or higher than expected operating costs; the risks and uncertainties associated with a manufacturing and distribution company, such as later than expected product introductions or materials shortages; the inherent risks and liabilities related to the sale of riflescopes; the risk that riflescope sales could be adversely affected by existing or further regulation or legislation relating to the use or sale of such products or related products, such as firearms; the risks and uncertainties associated with litigation; the inherent risks associated with international sales, as well as the other risks and uncertainties previously set forth in the Company's filings with the Securities and Exchange Commission. The historical results achieved are not necessarily indicative of future prospects of the Company. For additional information, refer to the Company's filings with the Securities and Exchange Commission. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.


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

                                      MEADE INSTRUMENTS CORP.
                                       INCOME STATEMENT DATA
                                            (Unaudited)
                               (000s omitted, except per share data)

                                                Three Months Ended          Nine Months Ended
                                                   November 30,                November 30,
                                            --------------------------  --------------------------
                                                2003         2002           2003          2002
                                            ------------  ------------  ------------  ------------
Net sales ...............................   $    54,448   $    44,519   $   107,223   $    88,607
Cost of sales ...........................        37,892        29,558        76,773        60,077
                                            ------------  ------------  ------------  ------------
   Gross profit .........................        16,556        14,961        30,450        28,530
Selling expenses ........................         6,573         5,107        14,158        11,188
General and administrative expenses .....         3,275         3,645         8,970         9,368
ESOP expense ............................           341           303           635           731
Research and development expenses .......           462           730         1,451         2,210
                                            -----------   -----------   -----------   -----------
   Operating income (loss) ..............         5,905         5,176         5,236         5,033
Interest expense ........................           325           293           761           728
                                            ------------  ------------  ------------  ------------
Income (loss) before income taxes .......         5,580         4,883         4,475         4,305
Income tax provision (benefit) ..........         2,204         1,987         1,771         1,782
                                            ------------  ------------  ------------  ------------
Net income (loss) .......................   $     3,376   $     2,896   $     2,704   $     2,523
                                            ============  ============  ============  ============

Per share information:
Net income (loss)-- basic ...............   $      0.18   $      0.17   $      0.14   $      0.16
                                            ============  ============  ============  ============
Net income (loss)-- diluted .............   $      0.17   $      0.17   $      0.14   $      0.16
                                            ============  ============  ============  ============

Weighted average common shares
   Outstanding-- basic ..................    19,070,000    16,611,000    18,911,000    15,608,000
                                            ============  ============  ============  ============
Weighted average common shares
   Outstanding-- diluted ................    19,335,000    16,755,000    19,068,000    15,852,000
                                            ============  ============  ============  ============

Reconciliation of Net income (loss), excluding ESOP charges, to Net income (loss), including ESOP charges (000s omitted, except per share data):

                                                Three Months Ended          Nine Months Ended
                                                   November 30,                November 30,
                                            --------------------------  --------------------------
                                                2003         2002           2003          2002
                                            ------------  ------------  ------------  ------------
Net income...............................   $     3,376   $     2,896   $     2,704   $     2,523
ESOP expense, net of tax.................           209           171           356           446
                                            ------------  ------------  ------------  ------------
Net income excluding ESOP, net of tax....   $     3,585   $     3,067   $     3,060   $     2,969
                                            ============  ============  ============  ============

Per share information:
Net income-- diluted.....................   $      0.17   $      0.17   $      0.14   $      0.16
ESOP expense, net of tax.................          0.02          0.01          0.02          0.03
                                            ------------  ------------  ------------  ------------
Net income excluding ESOP-- diluted......   $      0.19   $      0.18   $      0.16   $      0.19
                                            ============  ============  ============  ============

Management believes net income, excluding ESOP expense, net of tax is a supplemental financial measure commonly used by management and industry analysts to evaluate the Company's financial performance. The ESOP expense is a non-cash expense related to the allocation of Company stock to participants in its Employee Stock Ownership Plan. The expense related to the ESOP stock allocation is based on the market value of the allocated stock. The market value of the Company's stock has fluctuated significantly over the last several years. Excluding the ESOP expense, net of tax, eliminates the volatility introduced into the income statement by the market value expense of the ESOP allocation. Given the possibility for volatility in the future share price of the Company's stock, the Company is unable to provide guidance with respect to future net income including ESOP charges.